Exhibit 99.1

PRESS RELEASE

For Immediate Release:  August 20, 2004

Contact:

Valerie Newsom

Phone:    432-684-0301

Email:    vnewsom@caprockenergy.com

Cap Rock Energy Reports Second Quarter Earnings for 2004

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) reported net income for the second quarter of 2004 of $3,029,000, or $1.87 per common share, diluted, as compared to $2,605,000, or $1.92 per common share, diluted, for the same period in 2003.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three and six months ended June 30, 2004 and 2003:

Cap Rock Energy Corporation
(unaudited)
($ in thousands except share and per share amounts)

	Three Months ended		Six Months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating revenues	$22,867	$19,250	$43,155	$41,594
Operating income	5,479	4,628	9,475	9,808
Net Income	3,029	2,605	5,091	5,666

Earnings per share:
Basic	$1.94	$2.00	$3.25	$4.35
Diluted	$1.87	$1.92	$3.14	$4.18

Weighted average shares of Common stock outstanding:
Basic	1,563,062	1,301,325	1,564,498	1,301,705
Diluted	1,619,377	1,356,623	1,621,213	1,357,003

The consumption and demand for electricity within the Company’s service areas can be greatly impacted by weather conditions and temperatures.   Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

A rise in consumer consumption caused an increase in electric sales for the 2004 six month period.  Increases in the power cost recovery and unbilled revenue also contributed to an increase in electric sales.  The 2003 periods reflect recognition of a portion of the regulatory surcharge which related to recovery of intervention costs, and recognition of deferred revenue, with such deferred revenue being fully recognized by the end of 2003.

Power costs increased for the comparative periods.  The conclusion of the rate making treatment of the capital lease payment associated with the transmission system in 2003 caused a decrease in the comparative three and six month periods.  The expensing of noncash stock awards to officers and directors caused general and administrative expense to increase for the 2004 periods.   Accrued property tax expense for the 2004 periods is greater than 2003 actual expense because the Company anticipates property tax expense will materially increase for 2004.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.